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                                                           OMB APPROVAL
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                     UNITED STATES                  OMB Number:
          SECURITIES AND EXCHANGE COMMISSION        Expires:
               Washington, D.C. 20549               Estimated average burden
                                                    hours per response...  2.50
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                    FORM 12B-25                         ------------------------
                                                             SEC FILE NUMBER
                                                                000-28288
             NOTIFICATION OF LATE FILING                ------------------------
                                                        ------------------------
                                                              CUSIP NUMBER
                                                              278849-10-4
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(Check One): [X]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ] Form 10-Q [ ]Form N-SAR

             For Period Ended:         December 31, 2001
                                 -------------------------------------
             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:
                                            ------------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                       N/A
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PART I  --  REGISTRANT INFORMATION

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Full Name of Registrant

                            CARDIOGENESIS CORPORATION
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Former Name if Applicable

                       ECLIPSE SURGICAL TECHNOLOGIES, INC
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Address of Principal Executive Office (Street and Number)

                        26632 Towne Center Dr., Suite 320
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City, State and Zip Code

                            Foothill Ranch, CA 92610

PART II  --  RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III  --  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant cannot file its Annual Report on Form 10-K within the prescribed time period without unreasonable expense and effort and will require a fifteen (15) day extension due to the following reasons:

     (1) Effective January 15, 2002, the Registrant changed Chief Financial Officers;
     (2) As part of the Registrant's previously announced July 2001 and January 2002 restructurings, there was a significant reduction in accounting personnel; and
     (3) The Registrant recently as of July 2001 relocated its headquarters from Sunnyvale, California to Foothill Ranch, California.

(ATTACH EXTRA SHEETS IF NEEDED)        POTENTIAL PERSONS WHO ARE TO RESPOND TO
SEC 1344 (6/94)                        THE COLLECTION OF INFORMATION CONTAINED
                                       IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                       UNLESS THE FORM DISPLAYS A CURRENTLY
                                       VALID OMB CONTROL NUMBER.


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PART IV  --  OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

         Darrell F. Eckstein              (714)                   649-5000
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             (Name)                     (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                      [X] Yes  [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                    [ ] Yes [X] No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            CARDIOGENESIS CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date       March 29, 2002            By     /s/ Darrell F. Eckstein
     --------------------------        -----------------------------------------
                                          Vice President and Interim Chief
                                                Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


------------------------------------ATTENTION-----------------------------------

        Intentional misstatements or omissions of fact constitute Federal
                    Criminal Violations (See 18 U.S.C. 1001).

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